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                            REPRESENTATIVE AGREEMENT

     THIS REPRESENTATIVE AGREEMENT (the "AGREEMENT") by and between GILAT DO BRAZIL LTDA., a limited liability company organized under the laws of Brazil with its principal place of business at Rua Lauro Muller 116, Sala 1806, Botafogo,Rio de Janeiro RJ 22290-160 ("GILAT"), and RSTAR CORPORATION, a corporation organized under the laws of Delaware with its principal place of business at 1560 Sawgrass Parkway, Sunrise, Florida, U.S.A. (the "REPRESENTATIVE"). RECITALS

A. Gilat markets, and sells certain VSAT satellite communication products and provides services related thereto (the "PRODUCTS").

B. In October 2002, Gilat was awarded a contract for the provision of the user care service of the Electronic Government - Citizen Care Services - "GESAC program" by the Ministry of Communication in Brazil (the "GESAC CONTRACT").

C. Since October 2002, the Representative has acted on behalf of Gilat to market broadband Internet access service in an effort to refine the terms of the GESAC Contract in a manner that is more profitable to Gilat, all as provided in this Agreement.

D. Gilat and the Representative wish to formalize in writing the remuneration to the Representative that has been agreed by the parties for the services supplied to Gilat.

     Now, therefore, in consideration of the promises and of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

1.   ENGAGEMENT

     1.1 Gilat has engaged the Representative, and the Representative has agreed to be engaged by Gilat and undertaken, to perform the Services (as defined in Section 1.2 below) in relation to the GESAC Contract, all in accordance with Gilat's directions received from time to time and in accordance with the terms and conditions of this Agreement.

     1.2 SERVICES. For the purposes of this Agreement, the "Services" that Representative, either directly or through its subsidiary in Brazil, has provided to Gilat shall include and mean the marketing of broadband Internet access services and voice services for consumers in Brazil to be provided for by the Ministry of Communications in the GESAC Project. Such Services shall include:

          (a) negotiation on behalf of Gilat and improvement of profitability of GESAC Project terms with the Ministry of Communication and the Ministry of Education of Brazil;

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          (b)  facilitation of communication and liaison between Gilat on the one part and each of the parties related to the GESAC Contract;

          (c) facilitation of receipt of the first payment made to Gilat by GESAC;

          (d) coordination of administrative arrangements and/or responses to GESAC inquiries;

          (e) informing Gilat on a regular basis, of the nature and content of Representative's communications with GESAC.

2.   SCOPE AND LIMITATIONS OF REPRESENTATIVE'S AUTHORITY

     2.1  The Representative agrees and acknowledges the following:

          (a) The Representative has not and shall not provide any services in relation to any person other than in relation to GESAC.

          (b) The Representative has not and shall not make any representations, warranties, guarantees, or commitments beyond those which Gilat has from time to time authorized, and Representative has obtained Gilat's approval prior to providing any technical and pricing quotes to GESAC.

          (c) Nothing herein shall prevent Gilat from dealing directly or indirectly with GESAC, and Gilat reserves the right to appoint any other person or entity to perform any or all of the Services subject to Section 3.2 below.

          (d) The Representative reports to Gilat's marketing manager responsible for Brazil.

     2.2 RELATIONSHIP. This Agreement does not create an employer-employee or agency relationship, or a joint venture or partnership between Gilat and the Representative. The Representative is engaged as and shall be an independent contractor only. The Representative shall be solely responsible for all persons and entities which Representative engages to carry out any or all of its obligations under this Agreement.

     2.3 AUTHORITY. Neither party shall have the authority to act for or bind the other in any way, to execute agreements on behalf of the other, or to represent that either party is in any way responsible for the acts or omissions of the other. The Representative has made its consulting status known to all persons with which or whom it deals. Nothing contained in this Agreement shall constitute or appoint the Representative as the agent or representative of Gilat except as expressly provided under the terms of this Agreement.

     2.4 MANNER OF PERFORMANCE. The Representative shall conduct its activities pursuant to this Agreement in a manner that will reflect favorably on Gilat, and shall avoid any deceptive or misleading practice.

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3.   GILAT'S RIGHTS AND RESPONSIBILITIES.

     3.1 Gilat has and shall continue to (i) promptly respond to the Representative's requests for information regarding the Products, and
          (ii) provide the Representative with sales, technical, and program management support whenever this is deemed by Gilat to be necessary to advance Gilat's business interests in the GESAC Project. Gilat may, in Gilat's sole discretion determine the acceptability of any order or contract provision or any conditions proposed by GESAC. all orders by GESAC for the Products shall become effective and binding only if and when accepted by Gilat in writing.

     3.2 Gilat may engage any consultant or agent other than the Representative to perform the Services for a transaction with GESAC, provided that Gilat shall pay to the Representative the commission specified in
          Section 5 below as if Gilat had not engaged such other consultant so long as the Representative is in full compliance with this Agreement.

4.   SALE OF PRODUCTS TO GESAC.

     4.1 The Representative agrees and acknowledges that subject to the terms hereof, all of the Products shall be sold by Gilat to GESAC and Gilat shall be responsible for issuing invoices to GESAC and for collecting the purchase price and other charges due therefor.

     4.2 The Representative acknowledges that GESAC will be required to make payment to Gilat in accordance with Gilat's terms and conditions as notified to the Representative from time to time unless Gilat otherwise expressly agrees in writing at the time of the order.

5.   COMPENSATION AND EXPENSES.

     5.1 COMMISSION. For the Services received beginning in November 2002, Gilat shall pay Representative a commission equal to three and one half percent (3.5%) of the gross proceeds of the GESAC project.

          5.1.1 "Gross Proceeds" means the amount of the GESAC Project, as per the contract for provision of user care service of the GESAC Program - Electronic Government Citizen Care Service, Contract No. 29/2002-MC to be received by Gilat from GESAC, inclusive of all taxes, financing costs and any other expenses incurred by Gilat in the sale of the Products, as reflected in the GESAC Contract.

     5.2 PAYMENT TIME. Commission shall be payable upon execution of this Agreement.

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     5.3  NO PAYMENT FROM CUSTOMER. The Representative shall neither require nor receive, directly or indirectly, any commission and/or other form of payment from GESAC.

     5.4 REPRESENTATIVE'S EXPENSES.The Representative shall be responsible for all of its expenses in connection with this Agreement such as, but not limited to, salaries, office expenses, correspondence, advertising, and any and all taxes imposed on the Representative. However, in respect for such expenses for which Gilat gave its express advanced written consent to the Representative, Gilat shall reimburse the Representative in respect of such expenses incurred by the Representative in the course of providing the Services, so long as the Representative provides actual receipts and such expenses are reasonable.

     5.5 The commission payments shall be made in U.S. dollars by wire transfer to the Representative's designated bank account as notified to Gilat by Representative. No commission shall be paid, or if already paid such payment shall be refunded to Gilat by the Representative, if and to the extent any applicable government law, rule, or regulation (including the laws of the U.S., Israel, or Brazil) prohibits or makes improper the payment of any fee, or other compensation to the Representative.

6.   TERM.

     6.1 TERM. This Agreement shall be deemed effective as of October 4, 2002 through June 30, 2002.

7.   CONFIDENTIALITY OF INFORMATION.

     7.1 OBLIGATION OF CONFIDENTIALITY. Gilat may make available to the Representative information of a confidential nature including, but not limited to, technical data, test and analysis data, marketing, application, financial, bookkeeping, business, and customer information in a written or oral form. The Representative shall maintain the confidentiality of such information and shall treat such information with the same care as it would exercise in the handling of its own confidential or proprietary information, but in no event with less than reasonable care. In no event shall such information be disclosed to any third person or entity including employees, consultants and/or contractors and/or potential and actual customers, unless such person or entity is bound by or specifically undertakes a like obligation of confidentiality. In addition, the Representative shall not use such information without the prior written consent of Gilat and only as necessary to carry out the terms of this Agreement. Upon termination or cancellation of this Agreement for any reason, all such data, proprietary information, and confidential information of Gilat or relating to this Agreement shall be immediately returned by the Representative to Gilat and the limitations and undertakings specified in this paragraph shall remain in effect.

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     7.2  EXCEPTIONS. Confidential information as referred to in this Section 7 shall not include information (i) which is or becomes public knowledge through no fault of the Representative; (ii) which is known to the Representative at the time of disclosure by Gilat as evidenced by the Representative's written records; or (iii) which is disclosed to the Representative on a non-confidential basis by a third party having no obligation of secrecy to Gilat.

8.   PROPRIETARY RIGHTS AND MARKS.

     8.1 The Representative acknowledges and agrees that all proprietary rights in the Products and in documents related thereto, including but not limited to patents, copyrights, and trademarks (the "Proprietary Marks"), are and shall remain at all times the exclusive property of Gilat and/or its affiliates. The Representative shall not have or acquire any right, title, or interest in the Proprietary Marks, or in the goodwill thereof.

     8.2 The Representative is granted a limited, non-exclusive license to use Gilat's Proprietary Marks solely for the purposes of promoting the Products and fulfilling its obligation under this Agreement and solely for the term of this Agreement. The Representative shall not use any business cards which have a Gilat logo on them without the express written consent of Gilat. Upon termination of this Agreement, the Representative shall immediately return to Gilat all advertising, sales, or promotional material of or concerning the Products and/or the Proprietary Marks.

9.   WARRANTIES; COMPLIANCE WITH LAW.

     9.1 WARRANTY. The Representative represents and warrants that: (i) on the date hereof, it is free to be engaged by Gilat upon the terms contained in this Agreement and there are agreements including any employment contracts, consulting contracts or restrictive covenants of any kind and nature preventing full performance of the Representative's duties hereunder, and that there will be no such conflicts during the term of this Agreement, and (ii) it shall not utilize during the term of this Agreement any proprietary information of any third party. In addition, the Representative hereby represents and warrants that there presently exists no conflict of interest which would prevent the Representative from acting in the best interests of Gilat and that such a situation will not exist during the term of this Agreement.

     9.2 COMLIANCE WITH LAWS. In performing this Agreement, the Representative represents and warrants that it shall comply with all applicable laws, rules, and regulations of the territories in which Representative performs its activities and shall indemnify and hold harmless Gilat from the Representative's failure to do so. Without limiting the foregoing, the Representative and its employees or agents have not and will not make or promise to make any payment in violation of the

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          U.S. Foreign Corrupt Practices Act or relevant similar law, and no owner, partner, officer, director, or employee of the Representative or of any affiliate company of the Representative is or will become an official or employee of any government during the term of this Agreement without the prior written approval of Gilat.

          9.2.1 In the event Gilat has reason to believe that a breach of any of the representations and warranties in Section 9.2 has occurred or may occur, Gilat shall have the right to audit the Representative in order to satisfy itself that no breach has occurred. The Representative shall fully cooperate in any audit conducted by or on behalf of Gilat.

          9.2.2 In the event of a breach of any of the representations and warranties in Section 9.2, this Agreement shall be void ab initio without the requirement of any written notice of cancellation. Any claims for payment by the Representative, including claims for sales or services previously concluded or sales or services previously rendered shall be automatically terminated and cancelled and all commission payments previously paid shall be forthwith refunded to Gilat by the Representative. The Representative shall further indemnify and hold Gilat harmless against any and all claims, losses or damages arising from or related to such breach or the cancellation of the Agreement, or both.

10.  INDEMNITY/LIMITATION OF LIABILITY.

     10.1 Gilat shall have no liability to the Representative with respect to claims arising out of, in connection with, or resulting from this Agreement or the performance thereof, whether in contract, tort (including negligence of any degree) or otherwise, except for the payment of compensation under the terms of this Agreement.

     10.2 The Representative shall indemnify Gilat and its employees from and against all claims, liabilities, damages, losses, costs and expenses, including legal fees, arising out of the performance of the Representative under this Agreement that are caused in whole or in party by the Representative's negligent act, error, or omission, or that of anyone employed by the Representative, or the breach of or failure to comply with any provision of this Agreement.

     10.3 Subject to and without derogating from Section 10.2 above, in no event shall either party be liable for incidental, indirect, special or consequential damages (however arising) and whether in respect of damages to or loss of property or equipment, including, but not limited to, loss of profit, loss of use, loss or revenues or damages to business or reputation arising out of the performance or non-performance of any aspect of this Agreement.

11.  MISCELLANEOUS PROVISIONS.

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     11.1 ASSIGNMENT. It is understood and agreed that the Representative may not assign or subcontract in whole or in part any interest of this Agreement without the prior written consent of Gilat. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and permitted assignees of the parties hereto.

     11.2 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties relative to the subject matter contained herein and supersedes all other agreements, oral and written, heretofore made between the parties. Any amendment hereto must be in writing and signed by an authorized representative of each of the parties. If any one or more of the terms of this Agreement shall for any reason be held to be invalid or unenforceable, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law. Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

     11.3 NOTICES. All notices and requests required or authorized hereunder, shall, except where specifically provided otherwise, be given either in writing by personal delivery to the party to whom notice is to be given, or sent by registered mail, addressed to the party intended at its address set forth in the caption above or by telex, cable, or facsimile. The date of delivery, telex, cable or facsimile in the case of personal delivery or the date upon which it is deposited in the mail in the case of notice by mail, shall be deemed to be the notice date.

     11.4 WAIVERS. The waiver by either party of any breach or alleged breach of any provision hereunder shall not be construed to be a waiver of any concurrent, prior or succeeding breach of said provision or any other provision herein.

     11.5 GOVERNING LAW AND JURISDICTION. This Agreement and the rights and obligations arising under or in connection with this Agreement, including the construction, validity, performance and termination thereunder, shall be governed, construed and determined in accordance with the laws of the State of Delaware (excluding instances where conflict of laws rules would require the application of the laws of another jurisdiction). The appropriate courts in Delaware, shall have full and exclusive subject matter jurisdiction and shall have full and exclusive personal jurisdiction over the parties in connection with any controversy, claim, or action arising out of this Agreement; provided, however, that claims for injunctive relief may be brought before any court of competent jurisdiction.

     11.6 ENGLISH LANGUAGE. This Agreement and all communications between the parties shall be in ----------------- the English language.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

GILAT DO BRAZIL LTDA.                      RSTAR CORPORATION
("GILAT")                                  ("REPRESENTATIVE")

Signature: RUSSELL RIBEIRO                 Signature: SAMER SALAMEH
           ------------------------                   ------------------------

Name: Russell Ribeiro                      Name: Samer F. Salameh
      -----------------------------              -----------------------------

Title: Attorney-in-Fact                    Title: Chief Executive Officer
       ----------------------------               ----------------------------

Date: June 30, 2003                        Date: June 30, 2003
      -----------------------------              -----------------------------


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